EXHIBIT 99.1

            CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT

NVE Corporation is filing this Exhibit 99.1 to its Quarterly Report on Form 10-QSB to avail itself of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used in this Quarterly Report on Form 10-QSB, future filings with the Securities and Exchange Commission, press releases and in oral statements made with the approval of an authorized executive officer, the words may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These types of statements and the facts or events to which they relate express risks and uncertainties that could cause actual results to differ materially from historical financial condition, operating results, business prospects or any other aspect of NVE, and those presently anticipated or projected. We caution readers that the following important factors, among others, could affect our financial condition, operating results, business prospects or any other aspect of NVE, and could cause our actual results to differ materially from that projected or estimated by us in the forward-looking statements made by us or on our behalf. Although we have attempted to list below the important factors which do or may affect our financial condition, operating results, business prospects or any other aspect of NVE, other factors may in the future prove to be more important. New factors emerge from time to time and it is not possible for us to predict all of such factors. Similarly, we cannot necessarily assess or quantify the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in forward-looking statements.


RISKS RELATED TO OUR BUSINESS

ALTHOUGH WE WERE PROFITABLE IN THE MOST RECENT QUARTER AND FISCAL YEAR, WE HAVE A HISTORY OF OPERATING LOSSES AND COULD SUFFER FURTHER LOSSES IN THE FUTURE.

We had net income (loss) of $646,850 and ($2,100,442) for the years ended March 31, 2003 and 2002, which we refer to as Fiscal 2003 and Fiscal 2002. As of September 30, 2003 we had an accumulated deficit of $4,066,594. We reported net income in Fiscal 2003 and in the first two quarters of the Fiscal 2004. During Fiscal 2004 approximately $250,000 per quarter of contract research and development revenue and recognition of MRAM license revenues of approximately $98,000 per quarter have ceased. We were able to replace those revenue and profit sources with expanded commercial product sales in the quarters ended June 30, 2003 and September 30, 2003, but we may not be able to do so in future periods. Furthermore, start-up costs associated with manufacturing, marketing, and selling MRAM devices could lead to operating losses.

WE RELY ON GOVERNMENT CONTRACTS FOR A LARGE PERCENTAGE OF OUR REVENUES AND WE WILL LOSE REVENUE IF WE LOSE THESE CONTRACTS.

During Fiscal 2003 United States government contracts accounted for approximately 60% of our revenues. Disqualification as a vendor to the United States government for any reason or a material decrease in government funding research would cause serious setbacks and would likely hamper both future research and development activity, as well as related revenues.


OUR POTENTIAL FUTURE INELIGIBILITY FOR GOVERNMENT FUNDED RESEARCH GRANTS COULD HAVE A SIGNIFICANT IMPACT ON OUR REVENUE AND OUR ABILITY TO MAKE RESEARCH AND DEVELOPMENT PROGRESS.

Federal regulations require a business to be at least 51% owned by one or more individuals to be eligible to compete for Small Business Innovation Research
(SBIR) awards. In the three months ended September 30, 2003, we were awarded approximately $2.12 million in SBIR contracts. SBIR contracts represented 47.7% of total revenue in Fiscal 2003. While we believe we currently meet the 51% ownership rule, purchases by non-individuals in the open market or by other means could cause us to become ineligible. Such changes in ownership are beyond our control and could cause us to lose our eligibility to compete for SBIR awards, which in turn could have a material adverse effect on our revenues profits, and research and development efforts.


WE MAY LOSE REVENUE IF ANY OF OUR LARGE CUSTOMERS CANCEL, POSTPONE, OR REDUCE THEIR PURCHASES.

We rely on several large customers for a large percentage of our commercial revenues; these include Agilent Technologies, Inc., St. Jude Medical, Inc., United States Government, and certain distributors. Orders from these customers can be cancelled, postponed, or reduced without cause or notice, and the loss of any of these customers could have a significant impact on our commercial revenues and our profitability.


WE FACE A DIFFICULT AND UNCERTAIN ECONOMIC ENVIRONMENT IN OUR INDUSTRY WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

The semiconductor and electronics industries in general have experienced a significant economic downturn during the past two years. The poor economic environment may have adversely affected the sales of many of our customers' products, thus limiting our sales. Economic conditions may not improve in the near term or at all. Any failure of the economic environment to improve or a future downturn would likely have a material adverse impact on our business and revenues.


OUR REPUTATION COULD BE DAMAGED AND WE COULD LOSE REVENUE IF WE FAIL TO MEET TECHNICAL CHALLENGES REQUIRED TO PRODUCE MARKETABLE PRODUCTS.

Our products use new technology and we are continually researching and developing product designs and production processes. Our production processes require control of magnetic and other parameters that are not required in conventional semiconductor processes. If we are unable to develop stable designs and production processes we may not be able to produce products that meet our customers' requirements, which could cause damage to our reputation and loss of revenues.

WE MAY LOSE BUSINESS AND REVENUE IF OUR CRITICAL PRODUCTION EQUIPMENT FAILS.

Our production process relies on certain critical pieces of equipment for defining, depositing, and modifying the magnetic properties of very thin metal films. Some of this equipment was designed or customized by us, and some may no longer be in production. While we have back-ups for some of the equipment, an in-house maintenance staff, some critical spare parts, and maintenance agreements for certain pieces of equipment, we cannot be sure we could repair or replace critical manufacturing equipment were it to fail.


OUR FAILURE TO MEET STRINGENT CUSTOMER TECHNICAL REQUIREMENTS COULD RESULT IN THE LOSS OF KEY CUSTOMERS AND POTENTIAL REDUCED SALES.

Some of our customers, including Agilent and St. Jude Medical, have stringent technical requirements which require our products to pass certain test and qualification criteria before they are accepted by such customers. Failure to meet those criteria could result in the loss of current sales revenue, customers and future sales.


IF WE ARE UNABLE TO DELIVER PRODUCTS WE FACE PENALTIES, INCLUDING LOSS OF CERTAIN EXCLUSIVE MANUFACTURING RIGHTS.

Our Agilent supply agreement allows Agilent to gain rights to manufacture couplers based on our technology if we are unable to deliver products on time. The imposition of this penalty could have a material impact on future sales of our products. Furthermore, on reaching certain sales goals, Agilent could gain exclusive rights to distribute certain couplers based on our technology, which could reduce our product sales and leave us partially or totally dependent on Agilent for future coupler sales.


THE LOSS OF SUPPLY FROM ANY OF OUR KEY SINGLE-SOURCE SUPPLIERS COULD IMPACT OUR ABILITY TO PRODUCE AND DELIVER PRODUCTS AND CAUSE LOSS OF REVENUE.

Critical suppliers include our suppliers of certain semiconductor wafers which are incorporated in our products. These critical suppliers include Taiwan Semiconductor Manufacturing Corporation, Advanced Semiconductor Manufacturing Corporation of Shanghai (China), Texas Instruments Inc., and AMI Semiconductor, Inc. We maintain inventory of some critical wafers, but we have not identified or qualified alternate suppliers for many of the wafers now being obtained from single sources. We are also dependent on our packaging vendors, including Circuit Electronics Industries (Ayutthaya, Thailand), and NS Electronics Bangkok (Thailand), Ltd. Some of our products use processes or tooling unique to a particular packaging vendor, and it might be expensive, time-consuming, or impractical to convert to another vendor in the event of a supply interruption. Supply interruptions could seriously jeopardize our ability to provide products that are critical to our business and operations which may cause us to lose revenue.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR COMPETITORS, WE MAY LACK THE FINANCIAL RESOURCES NEEDED TO INCREASE OUR MARKET SHARE AND FUTURE REVENUE.

Our known competitors and potential competitors include Royal Philips Electronics, Allegro Microsystems, Inc., Agilent Technologies, Inc., Vishay Intertechnology, NEC Corporation, Analog Devices, Inc., Advanced Micro Devices, Inc., Intel Corporation, Ramtron International Corporation, Infineon Technologies AG, Xicor, Inc., IBM Corporation, Fujitsu Limited, and others. Most of our competitors and potential competitors are established companies that have significantly greater financial, technical, and marketing resources than us. While we believe that our products have important competitive advantages, our competitors may succeed in developing and marketing products that perform better or are less expensive than ours, or that would render our products and technology obsolete or noncompetitive.


OUR LICENSE AGREEMENTS INCLUDE REVENUE MINIMUMS AND ROYALTY LIMITS WHICH COULD LIMIT THE TOTAL AMOUNT OF REVENUE WE CAN DERIVE UNDER THESE AGREEMENTS.

Our existing license agreements do not provide for us to receive royalties until revenue minimums are met by licensees. In addition, some of these agreements place limits on future royalty and license payments. These provisions could substantially delay our potential revenues and profits from these licensing arrangements and could limit the total amount of revenue that we can derive under these license agreements. Such limits are common practice in our industry, but they could limit our potential MRAM revenues and profits even if our intellectual property is widely adopted. Therefore, we may never derive significant revenues under these licenses.


OUR BUSINESS MAY SUFFER BECAUSE WE HAVE LIMITED INFLUENCE OVER THE RATE OF ADOPTION OF OUR TECHNOLOGY, AND MRAM TECHNOLOGY MAY NOT BUILD INTO A LARGE OR SIGNIFICANT MARKET.

A significant portion of our future revenues and profits is dependent on our licensees and manufacturing partners introducing MRAM products. Production difficulties, technical barriers, high production costs, poor market reception or other problems, almost all of which are outside our control, could prevent the deployment of MRAM or limit its market potential. In addition, our licensees and manufacturing partners may have other priorities that detract attention and resources from introduction of MRAM products using our technology. Furthermore, competing technologies could prevent or supplant MRAM from becoming an important memory technology.


OUR LICENSEES MAY NOT BE ABLE TO MAKE COMMERCIALLY VIABLE MRAMS WHICH WOULD LIMIT OUR REVENUE FROM MRAM AND LIKELY CAUSE OUR STOCK PRICE TO DECLINE.

MRAM is a new technology, and we are almost completely dependent on our licensees to convert our intellectual property into commercially viable MRAM. While our licensees have made prototypes, several technical and manufacturing issues must be resolved before commercially viable devices can be produced, and these problems may never successfully be solved. In particular, Cypress Semiconductor Corporation has missed several targets for the production of sample devices and has significantly changed its estimate of the timetable to sample a working MRAM. Cypress executives have currently stated a timeframe of sometime in the next year. Additional delays and/or changes would likely have a material impact on our revenues from MRAM and the likelihood of its widespread adoption.

WE ARE HIGHLY DEPENDENT ON CYPRESS FOR POTENTIAL SUPPLY OF MRAM DEVICES USING THEIR DESIGNS AND MAY LOSE REVENUE IF WE NEED TO REPLACE CYPRESS AS A SUPPLIER.

Although we have rights to Cypress' MRAM designs, mask works, and other intellectual property, it could be difficult for us to fabricate devices at a foundry other than Cypress. This is because other potential foundries might not have the needed equipment, and Cypress' designs are tailored for their factories. If Cypress is unable to manufacture devices for us for any reason, it could be difficult for us to find another manufacturer for their designs.


CYPRESS COULD CANCEL THEIR MRAM DEVELOPMENT PROGRAM, WHICH WOULD REDUCE OUR FUTURE REVENUE BECAUSE WE COULD NO LONGER SELL DEVICES BASED ON THEIR DESIGNS.

Cypress is not obligated to continue their MRAM development program indefinitely. While we have no indication of any plans to cancel their MRAM development program, they could do so at any time because of financial or other considerations. Such a cancellation would eliminate our opportunity to sell devices based on their designs.


OUR FUTURE BUSINESS MAY SUFFER BECAUSE WE MAY NOT BE ABLE TO CONSUMMATE ADDITIONAL MRAM LICENSE AGREEMENTS.

Although there are potential licensees for our MRAM intellectual property in addition to our current licensees and partners, we may never be able to consummate additional license agreements. Potential licensees for our MRAM intellectual property might not be interested unless and until the commercial viability of the technology is demonstrated. Potential licensees could also use their own or a third party's MRAM intellectual property rather than ours. In addition, our existing agreements place restrictions on future license agreements. Specifically, one of our agreements allows one of our licensees to approve licenses with certain other potential licensees. Each of these limitations could hinder our ability to consummate additional MRAM license agreements.


WE WILL NOT RECEIVE ROYALTIES IF OUR LICENSEES DO NOT USE OUR INTELLECTUAL PROPERTY.

Our license agreements do not require our licensees to use our intellectual property. Our licensees could circumvent or find alternatives to our technology, and our license agreements apply only if our licensees use our intellectual property in their devices. It is possible that our licensees might make MRAM devices without using our intellectual property or infringing on our patents, and we would not receive royalties on such devices.

WE MAY NOT BE ABLE TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS OR OUR TECHNOLOGY MAY PROVE TO INFRINGE UPON PATENTS OR RIGHTS OWNED BY OTHERS WHICH MAY PREVENT THE FUTURE SALE OF OUR PRODUCTS.

We protect our proprietary technology and intellectual property by seeking patents and maintaining trade secrets, which we implement by entering into confidentiality agreements with employees and suppliers, depending on the circumstances. We hold patents or are the licensee of patented technology covering certain aspects of our sensor, coupler, and MRAM technology. These patent rights may be challenged, rendered unenforceable, invalidated or circumvented. In addition, rights granted under the patents or under licensing agreements may not provide a competitive advantage to us. Efforts to legally enforce patent rights can involve substantial expense and may not be successful. Further, others may independently develop similar or superior technologies or duplicate any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus the patents held by or licensed to us may not afford us any meaningful competitive advantage. Also, our confidentiality agreements may not provide meaningful protection of our proprietary information. Our inability to maintain our proprietary rights could have a material adverse effect on our business, financial condition and results of operations.


OUR BUSINESS SUCCESS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT AND RETAIN HIGHLY-QUALIFIED MANAGEMENT AND TECHNICAL EMPLOYEES.

We have no employment agreements with any of our management other than our Chief Executive Officer, Dr. Baker, and have no key-person insurance covering employees. Competition for highly-qualified management and technical personnel is generally intense and we may not be able to attract and retain the personnel necessary for the development and operation of our business. The loss of the services of key personnel could have a material adverse effect on our business, financial condition and results of operations. Our Chief Technology Officer, Dr. Daughton, may decide to retire at any time in the next several years, and we may not be able to replace his technical or contract development expertise.


RISKS RELATED TO BUYING OUR STOCK

OUR STOCK IS SUBJECT TO VOLATILITY BECAUSE OF LOW LIQUIDITY AND TRADING
VOLUMES.

Our common stock is traded on the NASDAQ SmallCap Market, which has less daily trading volume on average than the average trading market for companies quoted on the NASDAQ National Market or any other national securities exchange. While the trading volume of our common stock has been much higher in the second half of 2003, for most of our history since we became public in November 2000 there had been a limited trading market for our common stock. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.

THE PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY SIGNIFICANT PRICE FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

The market price of our common stock has experienced significant fluctuations and may continue to fluctuate in the future. The market price of the common stock may be significantly affected by many factors, including:

     *  changes in requirements or demands for our products;

     * the announcement of new products or product enhancements by us or our competitors;

     *  technological innovations by us or our competitors;

     *  quarterly variations in our or our competitors' operating results;

     *  changes in prices of our or our competitors' products and services;

     *  changes in our revenue and revenue growth rates;

     * changes in earnings estimates by market analysts, speculation in the press or analyst community; and

     * general market conditions or market conditions specific to particular industries.

The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our common stock.